Exhibit 5.2

Brownstein Hyatt Farber Schreck, LLP 702.382.2101 main 100 North City Parkway, Suite 1600 Las Vegas, Nevada 89106

July 14, 2026

AutoZone, Inc.

123 South Front Street

Memphis, Tennessee 38103

To the addressee set forth above:

We have acted as local Nevada counsel to AutoZone, Inc., a Nevada corporation (the “Company”), in connection with the registration by the Company of $850,000,000 aggregate principal amount of the Company’s 4.950% Senior Notes due 2031 (the “Notes”), under the Securities Act of 1933, as amended (the “Act”), pursuant to a registration statement on Form S-3 (File No. 333-297291) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”), including the base prospectus, dated July 7, 2026 (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement, dated July 7, 2026, and the final prospectus supplement, dated July 7, 2026 (together with the Base Prospectus, the “Prospectus”), filed with the Commission pursuant to Rule 430B and Rule 424(b) under the Act, and issued pursuant to that certain Indenture, dated as of August 8, 2003, by and between the Company and Regions Bank (as successor in interest to The Bank of New York Mellon Trust Company, N.A., which in turn was the successor in interest to Bank One Trust Company, N.A.), as trustee, as supplemented by the officers’ certificate, dated as of July 14, 2026 (the “Officers’ Certificate”), relating to the Notes (as so supplemented, the “Indenture”).

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance, and registration of the Notes pursuant to the Indenture and as described in the Registration Statement and the Prospectus. For purposes of this opinion letter, and except to the extent set forth in the opinions expressed below, we have assumed that all such proceedings have been or will be timely completed in the manner presently proposed in the Registration Statement and the Prospectus and by the Indenture.

For purposes of issuing this opinion letter, we have (a) made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies, of (i) the Registration Statement, including the Prospectus, (ii) the Indenture, (iii) the global notes representing the Notes (collectively, the “Global Notes”), (iv) the articles of incorporation and bylaws of the Company, (v) the resolutions of the board of directors of the Company with respect to the Indenture, the Notes and the transactions contemplated thereby, and (v) such other agreements, instruments corporate records (including, without limitation, resolutions adopted by the board of directors and by the stockholders of the Company) and documents, or forms thereof, as we have deemed necessary or appropriate, and (b) obtained from officers and other representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary or appropriate.

www.bhfs.com

AutoZone, Inc.
July 14, 2026

Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification, that: (i) the statements of fact and all representations and warranties set forth in the documents we have examined were at all relevant times and are true and correct as to factual matters, in each case as of the date or dates of such documents and as of the date hereof; (ii) each natural person executing a document had at all relevant times and has sufficient legal capacity to do so; (iii) all documents submitted to us as originals are authentic, the signatures on all documents that we have examined are genuine and all documents submitted to us as certified, conformed, photostatic, facsimile or electronic copies conform to the original documents; (iv) the obligations of each party set forth in the documents we have examined are its valid and binding obligations, enforceable against such party in accordance with their respective terms; and (v) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete.

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to, and based exclusively on, the general corporate laws of the State of Nevada in effect on the date hereof, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents, filings or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based on the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

1.             The Company is validly existing as a corporation and in good standing under the laws of the State of Nevada.

2.             The execution and delivery by the Company of the Global Notes and the Officers’ Certificate, and the performance by the Company of its obligations under the Indenture and the Global Notes, have been duly authorized by the Company.

3.             The Notes have been duly authorized by the Company for issuance and sale pursuant to the Indenture.

4.             The Global Notes and the Officers’ Certificate have been executed and delivered by the Company.

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence on the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in any laws or facts after the date hereof. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

AutoZone, Inc.
July 14, 2026

We hereby consent to your filing this opinion letter as an exhibit to the Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters”. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. Subject to all of the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Bass, Berry & Sims PLC may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of issuing its opinion letter to the Company relating to the registration of the Notes, as filed with the Commission.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP